Exhibit 99.1

Company Contact: R. Judd Jessup President & CEO, CombiMatrix Corporation Tel (949) 753-0624

NEWS RELEASE

COMBIMATRIX CORPORATION REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

Recently appointed president and CEO moves forward with implementation of strategic and operational restructuring plan as revenue

increases year-over-year and sequentially.

IRVINE, California, November 10, 2010 —CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company with a focus on DNA-based clinical diagnostic testing services for oncology and pre-and postnatal developmental disorders, reported today that revenues for the third quarter of 2010 increased 68 percent to $1.0 million from $603,000 in the third quarter of 2009.  Sequentially, from the second quarter to the third quarter of 2010, revenues increased 11 percent.

Net loss for the third quarter of 2010 was $2.2 million, or ($0.28) per share, compared to a net loss of $3.3 million or ($0.44) per share, for the same period in 2009.  Net loss from continuing operations during the third quarter of 2010 was $1.9 million, or ($0.25) per share, compared to $1.8 million, or ($0.24) per share in the third quarter of 2009.  The increase in the net loss from continuing operations in the third quarter of 2010 was due primarily to a derivative gain of $977,000 recognized in the third quarter of 2009 from the company’s secured convertible debenture which was repaid during the first quarter of 2010.

According to Judd Jessup, who was named president and chief executive officer of CombiMatrix in August 2010, the increased revenue during the third quarter of 2010 resulted from an increase of approximately 82 percent in diagnostic testing services revenue to $924,000 from $507,000 in the prior year period, driven by increased volumes in both of the company’s key areas of diagnostic testing.

For the first nine months of 2010, revenues were $2.8 million, compared to $1.9 million in the first nine months of 2009, with a net loss of $11.6 million, or ($1.53) per share in the first nine months of 2010, compared to a net loss of $14.0 million, or $(2.01) per share, in the first nine months of 2009.  Net loss from continuing operations for the first nine months of 2010 was $4.5 million, or ($0.59) per share, compared to $9.2 million, or ($1.32) per share for the first nine months of 2009.

The company’s total assets were $11.1 million as of September 30, 2010, compared to $29.1 million as of December 31, 2009.  Cash and cash equivalents totaled $7.9 million as of September 30, 2010, compared to $5.4 million as of December 31, 2009.  Net cash flows used in operating activities were $(2.3 million) for the three months ended September 30, 2010, compared to $(3.2 million) for the three months ended June 30, 2010 and $(3.1 million) for the three months ended September 30, 2009.  For the nine month periods ended September 30,

2010 and 2009, net cash flows provided by (used in) operating activities were $11.0 million and $(8.2 million), respectively.

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Diagnostics, is a leading CAP/CLIA certified commercial clinical laboratory due to its ability to offer comprehensive profiling of genes at the DNA level for both the oncology and pre- and postnatal developmental disorder segments of the molecular diagnostics markets.

In the area of oncology, CombiMatrix’s diagnostic testing offers a comprehensive and proprietary analysis of tumors at their origins, which is at the DNA, or molecular level.  In January 2010, the company became the first clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to all oncology patients and medical professionals.

Additionally, since 2006, the company has been offering pre- and postnatal testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies such as prenatal ultrasound examinations and amniocentesis. Recently, the American College of Medical Genetics (ACMG) recommended tests such as the company’s molecular diagnostic test, DNArray™, as the preferred postnatal test for the detection of congenital abnormalities, including autism.

Jessup said, “CombiMatrix is committed to delivering innovative DNA-based clinical services that provide physicians the tools they need to have a positive impact on their patients’ care. Current estimates indicate that approximately 15 percent of human diseases and disorders that result from genetic abnormalities, including autism, Downs Syndrome and cancer, cannot be detected through existing laboratory testing.  In addition, nearly two-thirds of young children with developmental disorders are either under diagnosed or misdiagnosed through conventional techniques.”

“By utilizing advanced scientific and medical technologies, we believe CombiMatrix can provide the information doctors need in order to understand more thoroughly the specific abnormalities in a patient’s DNA that are causing the cancer or developmental abnormality.  As a result, doctors can make very personalized diagnoses which make it possible to prescribe highly individualized treatment plans that are more likely to achieve the desired medical outcomes,” he said.

Jessup was appointed to his new leadership role as part of a strategic and operational restructuring plan intended to maximize CombiMatrix’s growth opportunities in the emerging molecular diagnostics market in the United States and to strengthen the company financially. “Among my priorities are plans to: 1) expand the base of our customers and strategic partners, 2) add to the menu of the company’s molecular diagnostic tests in both of our primary markets, 3) optimize the reimbursements received for the company’s testing services, and 4) increase operating margins by improving overall productivity as we work to expand sales volumes,” he said.

Conference Call

CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss the third quarter 2010 financial results.  To attend the presentation by phone, dial 1-888-299-4099 for domestic callers and 1-302-709-8337 for direct dial or international callers.  All callers will need to provide the verbal passcode “CBMX Q3 Earnings Call,” to enter the call.

To listen to the call via CombiMatrix’s website, go to www.combimatrix.com in the Investor/Events section (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available for 14 days, either via the CombiMatrix website in the Investor/Events section or by dialing 1-800-355-2355 for domestic callers or 1-402-220-2946 for direct dial international callers.  When prompted, enter playback passcode 671532#.  The call also will be webcast live and can be accessed at CombiMatrix’s website in the Investor Events section.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a molecular diagnostics company that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”). CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics. Additional information about CombiMatrix Corporation is available at www.combimatrix.com.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to,  our ability to successfully implement our strategic and operational restructuring plan; our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; the recent economic slowdown affecting technology companies; our ability to successfully develop products; rapid technological change in our markets; changes in demand for our future products; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION:

	September 30,	December 31,
	2010	2009

Total cash and cash equivalents	$7,885	$5,443
Total assets	$11,142	$29,100
Total liabilities	$1,829	$10,581
Total shareholders’ equity	$9,313	$18,519

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Services	$924	$507	$2,492	$1,760
Products	90	96	258	176
Total revenues	1,014	603	2,750	1,936
Operating expenses:
Cost of products and services	579	329	1,557	1,198
Research and development expenses	575	684	1,810	2,046
Marketing, general and administrative expenses	1,736	1,643	5,877	5,160
Patent amortization and royalties	16	63	157	194
Equity in loss of investee	—	107	—	618
Goodwill impairment	—	—	16,918	—
Total operating expenses	2,906	2,826	26,319	9,216
Operating loss	(1,892)	(2,223)	(23,569)	(7,280)
Other income (expense):
Litigation settlement gain	—	—	19,385	—
Loss from early extinguishment of debt	—	—	(572)	—
Interest income	2	2	6	17
Interest expense	(3)	(531)	(356)	(1,553)
Derivatives gains (charges)	—	977	605	(407)
Total other income (expense)	(1)	448	19,068	(1,943)
Net loss from continuing operations	(1,893)	(1,775)	(4,501)	(9,223)
Loss from discontinued operations	(265)	(1,526)	(7,121)	(4,841)
Net loss	$(2,158)	$(3,301)	$(11,622)	$(14,064)

Basic and diluted net loss per share from continuing operations	$(0.25)	$(0.24)	$(0.59)	$(1.32)
Basic and diluted net loss per share from discontinued operations	(0.03)	(0.20)	(0.94)	(0.69)

Basic and diluted net loss per share	$(0.28)	$(0.44)	$(1.53)	$(2.01)

Basic and diluted weighted average common shares outstanding	7,620,079	7,512,401	7,609,808	6,983,157